Exhibit 4.2

THIS AMENDED AND RESTATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

FORM OF

AMENDED AND RESTATED

PROMISSORY NOTE

Principal amount of loan: US$____________________	Date: _________________

Hong Kong

FOR VALUE RECEIVED, Energys Group Holding Limited, a British Virgin Islands company (the “Company”), promises to pay to _______________________ (the “Lender”), or its registered assigns, in lawful money of the United States of America the principal sum of $________________, together with interest thereon at the rate and upon the terms hereinafter provided. This amended and restated promissory note (the “Amended Note”) replaces and supplants that certain original convertible promissory note, of an equal principal amount, previously issued (the “Original Note”), which evidenced a loan (the “Loan”) made by the Lender to the Company pursuant to the original Convertible Promissory Note Purchase Agreement dated as of May 30, 2022 (the “Original Note Purchase Agreement”).

This Amended Note is one of a series of Amended Notes, designated the Amended and Restated Promissory Notes (individually referred to herein as an “Amended Note;” the series of notes is referred to herein collectively as the “Amended Notes”), with the Original Note previously issued by the Company pursuant to that certain Original Note Purchase Agreement by and among the Company and the other parties thereto (collectively, the “Lenders”). All the Amended Notes shall rank in pari passu in respect to payment of principal and interest and upon any dissolution, liquidation or winding up of the Company.

The following terms shall apply to this Amended Note:

1. Interest Rate and Payments.

This Amended Note shall bear interest at a rate of 8% per annum from the date of the Loan until December 31, 2025 (the “Maturity Date”) or, if earlier (on acceleration, mandatory payment or otherwise), the date on which the entire principal balance outstanding is paid in full. One-third of the aggregate principal value of the Amended Notes, together with accrued and unpaid interest, shall be payable on each of December 31, 2023, 2024 and 2025; provided that all remaining principal and accrued and unpaid interest on this Amended Note shall be due and payable on December 31, 2025 unless previously paid pursuant to paragraph 2 or paragraph 3 hereof. Any and all remaining principal and accrued but unpaid interest on the Amended Note shall be due and payable not more than thirty (30) calendar days after the closing date (the “Closing Date”) of a firm commitment underwritten public offering of Energys Group Limited, a Cayman Islands corporation (“EGL”), in accordance with Section 3 below.

2. Prepayment Upon the Occurrence of Certain Events.

The Company shall have the right, but not the obligation, to prepay this Amended Note, without penalty or premium in the event of the occurrence of any of the following events (“Equity Events”):

(i)	merger or consolidation of the Company with another entity where the Company is not the surviving entity (unless the stockholders of the Company holding a majority of the Company’s voting securities immediately prior to such transaction hold a majority of the surviving entity’s voting securities immediately following such transaction);

(ii)	sale of all or substantially all of the Company’s assets;

(iii)	a transaction (or series of related transactions) following the consummation of which the stockholders of the Company holding a majority of the Company’s voting securities immediately prior to such transaction(s) no longer hold a majority of the Company’s voting securities; or

(iv)	voluntary or involuntary dissolution or liquidation of the Company.

Prior to any prepayment of this Amended Note, the Company shall deliver written notice to the Lender providing notice of the Equity Event giving rise to such pre-payment at least ten (10) days prior to the estimated date of consummation thereof.

3. Mandatory Payment

Within thirty (30) days after the closing (the “Closing Date”) of a firm commitment underwritten public offering, prior to the Maturity Date, of the par value $0.0001 ordinary shares of EGL in which gross proceeds of at least US$15,000,000 are raised (the “Public Offering”), the Company shall prepay this Note in full in an amount equal to 150% of the outstanding principal amount of this Note. Any accrued but unpaid interest on such outstanding principal amount shall be waived or forfeited on the date of mandatory payment.

4. Waiver and Amendment. Any provision of this Amended Note may be amended, waived or modified upon the written consent of the Company and the Lenders representing a majority in interest of the outstanding principal amount of all Amended Notes then outstanding.

5. Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed, emailed or delivered to each party at the respective addresses of the parties as set forth in the Amended Note Purchase Agreement, or at such other address, email address or facsimile number as the Company shall have furnished to the Lender in writing. All such notices and communications shall be effective: (a) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (b) when mailed, by registered or certified mail or the local equivalent thereof, postage prepaid and addressed as aforesaid through the Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when faxed or emailed, upon confirmation of receipt.

6. Usury. In the event any interest paid on this Note is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

7. Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

8. Transfer of this Amended Note. With respect to any offer, sale or other disposition of this Amended Note, the Lender will give written notice to the Company prior thereto, briefly describing the manner thereof, together with a written opinion of the Lender’s counsel, or other evidence reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal, state or local law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify the Lender that the Lender may sell or otherwise dispose of this Amended Note, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 8 that the opinion of counsel for the Lender, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify the Lender promptly after such determination has been made. Each Amended Note thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the U.S. Securities Act of 1933, as amended (the “Securities Act”) unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Amended Note shall be registered in the registration books maintained for such purpose by or on behalf of the Company. Prior to the presentation of this Amended Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Amended Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Amended Note shall be overdue, and the Company shall not be affected by notice to the contrary.

9. Governing Law. This Amended Note and all actions arising out of or in connection with this Amended Note shall be governed by and construed in accordance with the laws of the British Virgin Islands, without regard to the conflicts of law provisions of the British Virgin Islands, or of any other jurisdiction.

IN WITNESS WHEREOF, the Company has caused this Amended Note to be issued as of the date first written above.

ENERGYS GROUP HOLDING LIMITED,

a British Virgin Islands company